Exhibit 99.1

Valley Financial Corporation▲

FOR RELEASE 4:00 p.m. April 26, 2012

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2012

ROANOKE, VIRGINIA (April 26, 2012) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter 2012 and reported a 65% increase in net income available to common shareholders  as compared to the first three months of 2011.

Net income for the three-month period ended March 31, 2012 was $1,659,000 compared to net income of $1,101,000 for the same period last year, an increase of $558,000.  After the dividend on preferred stock and accretion of discounts on warrants, net income available to common shareholders for the three-month period ended March 31, 2012 was $1,415,000, or $0.30 per diluted common share, as compared to net income to common shareholders of $859,000, or $0.18 per diluted common share, for the same period last year, an increase of 67% in diluted earnings per share.  The Company’s earnings for the three-month period produced an annualized return on average total assets of 0.86% and an annualized return on average shareholder’s equity of 11.01% as compared to 0.58% and 7.97% for the prior year.

Ellis L. Gutshall, President and CEO stated, “Our momentum continues with another strong quarter, showing that our efforts and decisions over the past few years not only enabled us to weather the financial crisis but to come out stronger on the other side, as well.  The continued improvement in our net interest income as well as the substantial improvement in our noninterest income speaks to the viability and sustainability of our business model.  Additionally we are encouraged with the uptick in quality loan demand as demonstrated by our loan growth as compared to the fourth quarter of 2011.”

Capital Levels Strong and Improving

Valley Financial Corporation’s capital levels improved from the year ended December 31, 2011 and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 13.47% and 14.72%, respectively, at March 31, 2012, improved from the 12.51% and 13.77% reported at March 31, 2011.  With the Company’s improved capital levels,, the Company anticipates that it will be able to start incrementally redeeming its TARP preferred stock beginning later this year, subject to regulatory approval.

Nonperforming Asset Levels Stable while Credit Losses Increase Slightly

While the Company’s ratio of non-performing assets as a percentage of total assets remained flat at 3.76% at March 31, 2012 as compared to the prior year, the total dollars actually decreased by approximately $700,000 year over year.  Non-performing assets decreased from $30.1 million at March 31, 2011 to $29.4 million at March 31, 2012. Non-performing assets at March 31, 2012 consisted of non-accrual loans of $6.2 million, foreclosed assets of $20.7 million, troubled-debt restructurings of $2.3 million, and loans totaling $229,000 that were past due greater than 90 days and still accruing interest.  Non-performing assets at March 31, 2011 consisted of non-accrual loans of $11.8 million, foreclosed assets of $15.9 million, troubled-debt restructurings of $224,000, and loans totaling $2.1 million that were past due greater than 90 days and still accruing interest.

Net charge-offs as a percentage of average loans receivable increased slightly to 0.07% for the first quarter of 2012, compared to 0.01% for the same quarter in the prior year; however at these levels, charge-offs are quite manageable.  Net charge-offs for the quarter ended March 31, 2012 were $363,000, in comparison $68,000 for the same quarter one year ago.

The Company recorded no provision for loan losses for the first quarter of 2012, as compared to a net reduction of $436,000 for the same period last year.  The ratio of allowance for loan losses as a percentage of total loans decreased from 1.96% at March 31, 2011 to 1.80% at March 31, 2012.  At March 31, 2012, the Company’s total reserves amounted to $9.3 million, of which $2.1 million are specific reserves on impaired loans and $7.2 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.  Total reserves represented 151% of the non-accrual loan balances as of March 31, 2012, up significantly from the 89% reported in the same period last year.

As compared to the fourth quarter of 2011, the ratio of non-performing assets increased from 3.62% to 3.76%.  Non-accrual loans decreased quarter over quarter due to the foreclosure of several real estate properties.  These foreclosures, coupled with capital improvements made to existing foreclosed assets, resulted in an increase in OREO of $3.6 million.  The Company’s investment in impaired loans decreased by $4.2 million as compared to the fourth quarter of 2011 as a result of the foreclosures noted above and principal payments made on impaired loans.  Gutshall commented, “While our ratio of non-performing assets increased during the quarter, our credit quality has stabilized as evidenced by our continued lower levels of provisions for loan losses and increasing allowance to non-accrual loans coverage ratios. Additionally, we are not seeing new relationships migrate to watchlist status and are cautiously optimistic that this trend will continue.”

Balance Sheet Growth

At March 31, 2012, the Company’s total assets were $781.4 million, total deposits were $639.4 million, total loans stood at $514.7 million and total shareholders' equity was $62.0 million. Average loans for the first quarter of 2012 were $513.5 million, up 1% or $5.2 million as compared to the fourth quarter of 2011, while average securities were $185.5 million, up $13.5 million, or 8%, as compared to the fourth quarter of 2011.  Average deposits were $630.4 million, up $5.6 million or 1% as compared to the $624.8 million for the fourth quarter of 2011.

Net Interest Income Improves

The Company’s net interest income was $6.2 million for the three months ended March 31, 2012, an increase of 309,000 or 5% compared to same period last year.  The Company’s net interest margin was 3.51% for the three months ended March 31, 2012, up 15 basis points compared to the 3.36% reported for the same period last year and up 16 basis points compared to the 3.35% reported for the linked quarter. The increase in net interest margin during the first quarter is the result of continued funding cost reductions as the Company’s average cost of funds during the first three months of 2012 was 0.98%, down 34 basis points from the 1.32% reported in the same period last year.

Noninterest Income Increases

Noninterest income increased $390,000 for the three-month period ended March 31, 2012, or 61%, compared to the same period last year, from $641,000 to $1,031,000.  The Company earned a three-month record of fee income in both its brokerage and mortgage areas during the first quarter of 2012.  Leading the record performance was Valley Wealth Management Services Inc., which increased its revenue by $216,000 over the prior year while mortgage fee income increased by $65,000.  Excluding the $40,000 of realized gains on the sale of securities  during the three-month period ended March 31, 2012, annualized total noninterest income was 0.51% of average earning assets for the period, compared to 0.32% in the prior year.

Gutshall stated, “Growing our noninterest income has been a major focal point over the past twelve months and we are excited that our efforts are translating into real results in both the investment and mortgage lines of business.   With the successful recruitment of Roanoke’s top mortgage originator during the first quarter, we expect this line of business’s income to continue to increase.  The first quarter was significantly above expectations for Valley Wealth Management as we closed on several significant new relationships. While we would hope this level of activity could be sustained throughout 2012, a more realistic view anticipates revenues returning to more normal levels for the remainder of the year.”

Operating Costs Decrease

Non-interest expense for the first quarter of 2012 totaled $4.9 million, down $587,000 or 11% as compared to the quarter ended March 31, 2011. As anticipated, the decreased expenses came largely from significant reductions in the Company’s insurance and legal expenses of $985,000 in total.  These reductions were offset by a $283,000 increase in compensation expense, which is the result of the

Company’s success in the recruitment of two new small business bankers and a new mortgage broker, with a combined 75 years of banking experience almost entirely in the Roanoke Valley.  Additionally, equity and merit increases for all employees as well as increased commissions in our Mortgage and Valley Wealth Management areas contributed to the increased compensation expense.  The Company’s efficiency ratio for the three-month period of 2012 was 65.78%, as compared to 81.30% for the same period last year.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

In Thousands	Three Months Ended 3/31/12
Net interest income, non tax-equivalent	$6,225

Less: tax-exempt interest income	(133)
Add: tax-equivalent of tax-exempt interest income	203

Net interest income, tax-equivalent	$6,295

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
In thousands	(Unaudited) 3/31/12	(Audited) 12/31/11
Assets
Cash and due from banks	$6,518	$8,428
Interest-bearing deposits in banks	15,362	22,296
Total cash and cash equivalents	21,880	30,724

Securities available-for-sale	168,176	160,465
Securities held-to-maturity (fair value: 3/31/12: $29,269; 12/31/11: $29,723)	28,130	28,770
Loans, net of allowance for loan losses, 3/31/12: $9,287; 12/31/11: $9,650	505,366	498,936
Foreclosed assets	20,672	17,040
Premises and equipment, net	7,518	7,491
Bank owned life insurance	16,722	16,565
Accrued interest receivable	2,344	2,401
Other assets	10,546	11,112
Total assets	$781,354	$773,504

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$20,875	$17,903
Interest-bearing deposits	618,510	612,805
Total deposits	639,385	630,708

Federal funds purchased and securities sold under agreements to repurchase	15,730	18,646
FHLB borrowings	43,000	43,000
Junior subordinated debentures	16,496	16,496
Accrued interest payable	505	533
Other liabilities	4,261	4,008
Total liabilities	719,377	713,391

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	15,705	15,661
Common stock, no par value; 10,000,000 shares authorized; 4,742,095 shares issued and outstanding at March 31, 2012 and 4,711,123 shares issued and outstanding at December 31, 2011	23,789	23,654
Retained earnings	21,546	20,131
Accumulated other comprehensive income (loss)	937	667
Total shareholders’ equity	61,977	60,113
Total liabilities and shareholders’ equity	$781,354	$773,504

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

In thousands	Three Months Ended
	3/31/12	3/31/11
Interest Income:
Interest and fees on loans	$6,728	$7,051
Interest on securities–taxable	1,081	1,013
Interest on securities-nontaxable	133	160
Interest on deposits in banks	12	19
Total interest income	7,954	8,243
Interest Expense:
Interest on deposits	1,276	1,794
Interest on borrowings	341	429
Interest on junior subordinated debentures	101	93
Interest on federal funds purchased and securities sold under agreements to repurchase	11	11
Total interest expense	1,729	2,327
Net interest income	6,225	5,916
Provision for loan losses	-	(436)
Net interest income after provision for loan losses	6,225	6,352

Noninterest Income:
Service charges on deposit accounts	351	331
Income earned on bank owned life insurance	157	143
Mortgage fee income	132	67
Brokerage fee income, net	271	55
Realized gain on sale of securities	40	14
Other income	80	31
Total noninterest income	1,031	641

Noninterest Expense:
Compensation expense	2,630	2,347
Occupancy and equipment expense	377	393
Data processing expense	285	273
Advertising and marketing expense	88	79
Insurance expense	300	1,047
Professional fees	223	461
State franchise taxes	107	124
Foreclosed asset expense, net	273	199
Other operating expenses	588	535
Total noninterest expense	4,871	5,458
Income before income taxes	2,385	1,535

Income tax expense	726	434
Net income	$1,659	$1,101
Preferred dividends and accretion of discounts on warrants	244	242
Net income available to common shareholders	$1,415	$859

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	Three Months Ended
	3/31/12	3/31/11

PER COMMON SHARE
Earnings per share – basic	$0.30	$0.18
Earnings per share – diluted	$0.30	$0.18
Book value	$9.56	$8.66

FINANCIAL RATIOS
Return on average assets	0.86%	0.58%
Return on average shareholders’ equity	11.01%	7.97%
Net interest margin (FTE)1	3.51%	3.36%
Efficiency - Consolidated	65.78%	81.30%
Net charge-off to average loans	0.07%	0.01%
Total risk based capital – Consolidated	14.72%	13.77%
Total risk based capital – Bank only	13.96%	12.71%

ALLOWANCE FOR LOAN LOSSES (in thousands)
Beginning balance	$9,650	$11,003
Provision for loan losses	-	(436)
Charge-offs	(379)	(76)
Recoveries	16	9
Ending balance	$9,287	$10,500

ASSET QUALITY RATIOS
Nonperforming assets to total assets	3.76%	3.76%
Allowance for loan losses to total loans	1.80%	1.96%
Allowance for loan losses to nonaccrual loans	150.7%	88.9%

COMPOSITION OF RISK ASSETS (in thousands)
Nonperforming assets:
90 days past due	$229	$2,140
Nonaccrual	6,163	11,811
Troubled Debt Restructuring	2,301	224
OREO/Repos	20,672	15,887
Total nonperforming assets	$29,365	$30,062

1 The net interest margin is calculated by dividing the tax equivalent net interest income by total average earning assets.  The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table in “Non-GAAP Financial Measures.”